Exhibit 10.2

QUIDEL CORPORATION

FORM OF 2006 RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of                                  , 2006 by and between Quidel Corporation (the ”Company”) and the undersigned employee of the Company.

1.             Award. Pursuant to the Company’s Amended and Restated 2001 Equity Incentive Plan (the ”Plan”), as of                                 , 200      (the “Grant Date”), the Company granted to you                  restricted shares of Company common stock (the “Restricted Shares”).

2.             Restrictions. The Restricted Shares granted to you on the Grant Date are subject to the limitations that are set forth in this Agreement and in the Plan. Without limiting the foregoing, the Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until the relevant restrictions lapse, as provided in Section 3 below.

3.             Lapse of Restrictions on Restricted Shares. The Restricted Shares remain subject to forfeiture until the restrictions covering the Restricted Shares lapse. The lapse of restrictions on an aggregate of              shares of the Restricted Shares is tied to the achievement of annual performance targets for the Company over a three (3) year period. Specifically and assuming you are employed by the Company on the relevant date, restrictions lapse on             shares per year on the anniversary of the Grant Date in 2007, 2008 and 2009 upon the Company’s achievement of the annual goals set by the Company’s Board of Directors with respect to revenue, earnings and strategic imperatives for the Company in each of the fiscal years ending in 2006, 2007 and 2008, respectively. The lapse of restrictions on the remaining             shares of the Restricted Shares is tied to the Company’s achievement of the three-year EBITDA goal, as determined by the Board of Directors, with restrictions lapsing on the third anniversary of the Grant Date if such EBITDA goals are achieved. For the sake of clarity, none of the restrictions on the Restricted Shares lapse on the expiration of time only.

4.             Payment of Purchase Price. As consideration for the Restricted Shares, you agree to pay to the Company in cash $                     which is an amount equal to $0.01 per share of Restricted Share within five (5) business days of signing this Agreement.

5.             Custody of Shares. Your rights with respect to the Restricted Shares will be evidenced by this Agreement. The Restricted Shares subject hereto will be held in book-entry form by the Company and its transfer agent and will be classified as restricted in the book-entry account in your name, until restrictions lapse. As restrictions lapse on the Restricted Shares, you may either instruct the Company to issue a physical certificate in your name or transfer the vested shares to your designated brokerage account.

6.             Repurchase. In the event that your employment with the Company is terminated for any reason, the Company will repurchase any remaining Restricted Shares (shares in which the restrictions have not lapsed) following your termination for an amount equal to $0.01 per share, without interest or premium, in accordance with the Plan.

7.             Tax Withholding Obligations. In general, when restrictions on shares of your Restricted Shares lapse, you recognize ordinary income for federal and state tax purposes in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. In this regard, you trigger tax withholding obligations and are required to remit to the Company an amount sufficient to satisfy such tax withholding obligations for payment over to the appropriate taxing authorities. The Company may, in the exercise of its discretion in accordance with the Plan, allow satisfaction of tax withholding requirements by accepting delivery of stock of the Company or by withholding a portion of the shares of the Restricted Shares and otherwise issuable in connection with the lapse of restrictions.

8.             Waiver of Acceleration Provisions. In accepting the Restricted Shares, you acknowledge and agree to waive any and all rights provided in any past, present or future employment agreement, change in control agreement or other arrangement between you and the Company that would provide for the acceleration of the removal or lapse of the restrictions on the Restricted Shares. While you acknowledge and agree that you have no entitlement or right to any such acceleration in the context of a Change in Control (as defined in the Plan), the Company’s Board and/or Compensation Committee will review the status of your Restricted Shares in the context of a Change in Control and, in its sole discretion, determine whether it believes any changes to the foregoing vesting schedule should properly be made.

9.             Section 83(b) Election. You understand that you are entitled to make an election pursuant to Section 83(b) of the Internal Revenue Code within thirty (30) days after the Grant Date, or comparable provisions of any state tax law, to include in your gross income the fair market value (as of the date of acquisition) of the Restricted Shares to the extent it exceeds the purchase price paid for the Restricted Shares only if, prior to making any such election, you (a) notify the Company of your intention to make such election, by delivering to the Company a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pay to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for your account, or otherwise make arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise. You understand that if you do not make a proper and timely Section 83(b) election, generally under Section 83 of the Code, at the time the forfeiture restrictions applicable to the Restricted Shares lapse, you will recognize ordinary income and be taxed in an amount equal to the fair market value of the Restricted Shares as of the date the forfeiture restrictions lapse.

You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if you request that the Company or its representative make this filing on your behalf. You are relying solely on your advisors with respect to the decision as to whether or not to file a Section 83(b) election.

10.          Stock Ownership Guidelines. You acknowledge and agree that the Restricted Shares are subject to the Stock Ownership Guidelines adopted by the Board of Directors, as they may be amended from time to time, and that such guidelines may impose additional restrictions on or conditions to your disposition of the Restricted Shares.

11.          Miscellaneous.

(a)           Entire Agreement. This Agreement and the Plan, which is incorporated by reference herein, together constitute the entire agreement regarding the Restricted Shares, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns.

(b)           Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

(c)           No Right to Continued Employment. The grant of Restricted Shares and this Agreement do not confer upon you any right to continue as an employee of the Company or an affiliate of the Company, nor does it limit in any way the right of the Company or any affiliate of the Company to terminate your services with the Company or any such affiliate at any time, with or without cause. Unless otherwise set forth in a written agreement binding upon the Company or any affiliate of the Company, your employment by the Company or any affiliate is “at will.”

(d)           No Assignment. You may not assign this Agreement or any rights granted hereunder.

(e)           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first indicated above.

QUIDEL CORPORATION

By:
Name:
Title:

EMPLOYEE

Signature

Print Name

EXHIBIT A

to Restricted Stock Award Agreement

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME IN YEAR OF TRANSFER

INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.	Name, address and taxpayer identification number of the undersigned:

Taxpayer I.D. No.:
Taxpayer I.D. No. of Spouse (if applicable)

2.	Description of property with respect to which the election is being made:

shares of Common Stock of Quidel Corporation, a Delaware corporation (the “Company”)

3.	Date on which property was acquired:

4.	Taxable year to which this election relates:

5.	Nature of the restrictions to which the property is subject:

If the taxpayer’s service as a                                   of the Company terminates for any reason before the restrictions on the Common Stock lapse, the Company will have the right to repurchase the Common Stock from the taxpayer at $0.01 per share. The Common Stock vests according to the following schedule:

The Common Stock is non-transferable by the taxpayer until the restrictions lapse and is held as restricted in a book-entry account of the Company and its transfer agent, under taxpayer’s name.

6.	Fair market value of the property:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $                      per share.

7.	Amount paid for the property:

The amount paid by the taxpayer for said property is $0.01 per share.

8.	Furnishing statement to employer:

A copy of this statement has been furnished to Quidel Corporation.

Date:
Signature

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the date of the Grant Date of the Restricted Shares. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.